                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[x]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ZERO CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

The following ZERO Corporation Report on 1998 (the "Report") was furnished to the shareholders of ZERO Corporation (the "Company"). The Company does not intend for the Report to constitute "soliciting material" pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended. The Report is being filed with the Securities and Exchange Commission for informational purposes only.

                           ZERO CORPORATION CONTINUES
                            TO CHANGE TO MEET GLOBAL
                           BUSINESS OPPORTUNITIES IN
                           HIGH GROWTH SECTORS OF THE
                              ELECTRONICS INDUSTRY





                                ZERO CORPORATION

                                 REPORT ON 1998

                OUR PRIMARY BUSINESS IS PROTECTING ELECTRONICS.

     ZERO Corporation (NYSE/PSE: ZRO) is a leader in the design, manufacture and marketing of system packaging, thermal management and engineered cases that protect valuable electronic equipment. Approximately 80 percent of the Company's sales are to the electronics industry, where it primarily serves the telecommunications, instrumentation and data processing markets--three of the industry's fastest-growing business segments.

     Since its inception in 1952, ZERO has continuously evolved to serve these expanding markets and emerging technologies. Over the past decade, ZERO has concentrated on increasing its activity within the electronics industry, and today, the Company serves more than 22,000 customers worldwide, including most of the leading electronics companies.

     With a worldwide distribution network, a solid customer base and a strong focus on the electronics industry, ZERO is strategically positioned for continued profitable growth.

YEARS ENDED MARCH 31,             1994             1995             1996             1997             1998
---------------------------------------------------------------------------------------------------------------
Net Sales                         $171,821         $179,694         $206,247         $225,442          $258,745
Operating Income                    19,382           21,841           26,606           28,789            36,434*
Net Income                          12,851           14,825           16,950           15,888            20,492**
Working Capital                     66,980           73,531           58,174           70,341            87,551
Total Assets                       158,734          171,524          165,838          185,956           216,998
Stockholders' Equity               136,477          145,594           84,831          101,253           126,065
Long-term Debt                          --               --           51,525           51,503            50,555
Return on Average
 Stockholders' Equity                  9.7%            10.5%            14.7%            17.1%             18.3%**
Current Ratio                        5.0:1            4.8:1            3.9:1            4.3:1             4.1:1
Per Share Data:
 Basic Earnings                   $   0.81         $   0.93         $   1.08         $   1.30          $   1.66**
 Dividends Paid                       0.40             0.41             0.44             0.12              0.12

* Excludes a $4.5 million provision for estimated loss on sale of a subsidiary: This provision, together with gains from sale of Burbank facility and life insurance, are classified as "Special Items" in the Company's fiscal 1998 Consolidated Financial Statements. See Note 12 of Notes to Consolidated Financial Statements in ZERO's Form 10-K.

**   Excludes all of the Special Items described above.

WILFORD D. GODBOLD, JR.
President and Chief Executive Officer

Dear Stockholders

     Fiscal 1998 was an exceptional year in which we set record highs in net sales, net income, earnings per share and stock price. In addition to our strong operating performance, we signed a merger agreement on April 6, 1998, that would combine ZERO with Applied Power Inc. (NYSE: APW), a large, multinational company with approximately $1 billion in annual revenues.

THIRD CONSECUTIVE RECORD YEAR

     Once again we achieved record-breaking results, making fiscal 1998 our third consecutive record year and the best in ZERO's 46-year history. From continuing operations, net sales grew 14.8 percent to $258.7 million, net income rose 29 percent to $20.5 million and basic earnings per share increased 27.7 percent to $1.66. These results are before the Special Items noted on page 1, which added $3.9 million of net income or $.32 to basic earnings per share.

     During fiscal 1998, return on average stockholders' equity was an excellent
18.3 percent (before the Special Items mentioned above), net cash from operating activities was a strong $36.7 million and average billings per employee increased 8.3 percent. At year-end, our cash, cash equivalents and short-term investments stood at $41 million, and our current ratio was a very healthy 4.1-to-1. All in all, it was an excellent year.

ACQUISITIONS

     ZERO continued to be active in the acquisition arena. On September 24, 1997, we acquired the assets of EG&G Birtcher, a leading manufacturer of locking printed circuit card guides and printed circuit card extractors. This company, which had revenues of approximately $8.5 million in 1997, broadens and enhances ZERO's system packaging product offerings.

CAPITAL EXPENDITURES

     During fiscal 1998, our capital expenditures totaled about $14.6, million, up from $10.8 million in fiscal 1997. We are completing a new 135,000-square foot thermal management facility near Princeton, New Jersey, a 70,000-square foot addition near Minneapolis, Minnesota, and acquired additional state-of-the-art equipment for our operations. Currently, we are negotiating for a new plant site in Valencia, California, to construct a 170,000-square-foot electronics cabinet facility. These facility expansions and equipment purchases will enable us to continue growing our businesses that serve the electronics industry.

APPLIED POWER MERGER

     On April 6, 1998, we announced that ZERO signed a strategic merger agreement with Applied Power Inc. Under the terms of the merger, ZERO's stockholders would receive 0.85 of a share of APW common stock for each share of ZERO common stock. On the day of the announcement, the transaction was valued at $32,459 per share to ZERO stockholders, or a total equity value of $427.4 million, based on APW's April 6, 1998, share closing price. This was a 17-percent premium over the average 20-day closing price of ZERO stock on that day. We expect the transaction will be completed in July 1998. The merger, which is subject to stockholder approval, would be accounted for as a pooling-of-interests transaction and would be tax free to ZERO stockholders.

     We believe the combined ZERO/APW organization will be a strong global leader in providing system packaging and thermal management systems for electronic enclosures throughout the world. We both have had excellent records of growth, and we believe our combined future is bright.

ZERO'S 46 YEARS

     Upon completion of the merger, ZERO will no longer be a separate, publicly held company. Entering this new phase, we reflect on ZERO's successful history and the many people that made it possible.

     Although it is impossible to thank everyone, special acknowledgment is in order for the two people that dramatically shaped ZERO's history. First is our founder, Jack Gilbert, who served as ZERO's chief executive officer until 1972 and is now chairman emeritus of the board. And second is chairman of the board, Howard Hill, who took the reins from Mr. Gilbert and presided over ZERO as chief executive officer until 1984. Thank you both for building a solid company that not only serves customers with reliable, top-quality products but also enables employees to work for an organization of which they can be extremely proud.

     We also express heartfelt gratitude to all of our current and past employees, for without their distinguished and dedicated service, ZERO would not be the strong, international company it is today; employees have always been the lifeblood of ZERO.

     Lastly, we give thanks to our customers and stockholders--your ongoing loyalty, faith and support have enabled us to celebrate almost half a century of growth and success.

     It has truly been a privilege to serve you.

WILFORD D. GODBOLD, JR.
President and Chief Executive Officer

May 11, 1998

     SAFE HARBOR STATEMENT. Forward-looking statements are not fact. For example, when we say "we believe," our statements are based on assumptions including the continuing strength of the markets we serve, stability of general economic conditions, competitor pricing, maintenance of current momentum, integration of operations and other factors.

     ZERO serves its core markets-telecommunications, instrumentation, data processing-with products from each of its core businesses: system packaging, thermal management, engineered cases and system integration.

                                  CORE MARKETS

TELECOMMUNICATIONS

     ZERO's thermal management and packaging products protect wireless and wireline telecommunications systems for a wide variety of customers, including Innovation, Inc., Lucent Technologies, Nokia, Nortel and RELTEC.

INSTRUMENTATION

     ZERO's products protect sophisticated electronic equipment located in diverse environments ranging from factory floors to pristine medical laboratories. Customers include ADAC Laboratories, Eastman Kodak, Hewlett-Packard, Sony and TRW.

DATA PROCESSING

     ZERO's products serve many data processing applications ranging from workstations and disk arrays to servers and routers. Customers include Cisco Systems, Digital Equipment, EMC, Sequent and Tandem Computers.

                                CORE BUSINESSES

SYSTEM PACKAGING

     ZERO is a leader in electronic system packaging. Products include cabinets, consoles, instrument and system enclosures, card cages, backplanes and cable management racks.

THERMAL MANAGEMENT

     ZERO's innovative thermal management products include microprocessor-controlled air movement devices, blowers, motorized impellers, air conditioners, heat exchangers, filter fan packages and fan trays.

ENGINEERED CASES

     ZERO offers more than 100,000 standard deep drawn aluminum enclosures. Products include commercial, industrial and ruggedized cases, as well as ZERO Halliburton(R) transit and shipping cases.

SYSTEM INTEGRATION

     ZERO's state-of-the-art system packaging, thermal management and engineered case products are offered individually or combined to create first-level system integration.

                             OFFICERS AND DIRECTORS

BOARD OF DIRECTORS

Howard W. Hill
Chairman of the Board,
ZERO Corporation
Director since 1960

Gary M. Cusumano
President, The Newhall
Land and Farming Company
(Real Estate and Agribusiness)
Director since 1994

Bruce J. DeBever
Consultant
Director since 1992

John B. Gilbert
Chairman Emeritus of the Board, ZERO Corporation Chairman of the Board, President and Chief Executive Officer, TOLD Corporation (Land Development) Director since 1952

Whitney A. McFarlin
Chairman of the Board,
President and Chief Executive
Officer, Angeion Corporation
(Medical Device Company)
Director since 1988

Wilford D. Godbold, Jr.
President and Chief Executive
Officer, ZERO Corporation
Director since 1982

CORPORATE OFFICERS

Wilford D. Godbold, Jr.
President and Chief Executive
Officer, Director
Joined ZERO in 1982

Anita J. Cutchall
Vice President of Legal and Corporate Secretary
Joined ZERO in 1992

George A. Daniels
Vice President and Chief
Financial Officer
Joined ZERO in 1987

James F. Hermanson
Vice President
Joined ZERO in 1984

Michael D. LeRoy
Vice President of
Corporate Development
Joined ZERO in 1995

John G. Mogler
Vice President
Joined ZERO in 1984

     ZERO's board of directors and corporate officers acknowledge the many significant contributions that Bernard (Berney) B. Heiler made to ZERO Corporation. Mr. Heiler, who passed away on September 21, 1997, served as our vice president of marketing and sales since 1992 and as a ZERO board member since 1988. In addition to his numerous professional accomplishments, Mr. Heiler was a friend and colleague to all who worked with him; he will forever remain in our memories.

ZERO CORPORATION COMPANIES
AIR CARGO EQUIPMENT                         MCLEAN ENGINEERING/CAMBRIDGE AEROFLO           NIELSEN/SESSIONS
2930 East Maria Street                      70 Washington Road                             770 Wethersfield Avenue
Rancho Dominguez, CA 90221                  Princeton Junction, NJ 08550                   Hartford, CT 06141
William G. Dye, President                   George N. Vogel, President                     Carl Chasse, Vice President and
                                                                                           General Manager

ELECTRONIC SOLUTIONS/BIRTCHER               MCLEAN EUROPE                                  SAMUEL GROVES/ZERO CASES EUROPE
6790 Flanders Drive                         4 Bevan Way, Smethwick                         Norton Street, Hockley
San Diego, CA 92121                         West Midlands B66 1DZ, England                 Birmingham B18 5RQ, England
Rod Bolton, President                       Roger Holmes, Managing Director                Antony Joynson, Managing Director

INTEGRATED SYSTEMS                          MCLEAN MIDWEST                                 STANTRON/EMI/PFT/PLASTIC CASES
444 South Flower Street, Suite 2100         11611 Business Park Boulevard North            12224 Montague Street
Los Angeles, CA 90071                       Champlin, MN 55316                             Pacoima, CA 91331
                                            John G. Mogler, President                      Jack Frickel, President
                                            John O. Buyse, General Manager

                                                                                           ZERO ENCLOSURES
                                                                                           500 West 200 North
                                                                                           North Salt Lake, UT 84054
                                                                                           Jay R. Manwaring, President

STOCKHOLDER INFORMATION

SEC FORM 10-K

     A stockholder may receive, without charge, a copy of the Company's report filed with the Securities and Exchange Commission (excluding exhibits) on Form 10-K by written request addressed to the Corporate Secretary at ZERO's corporate office.

ZERO Corporate Office                     Common Stock Transfer                 Legal Counsel
444 South Flower Street, Suite 2100       Agent and Registrar                   Gibson, Dunn & Crutcher
Los Angeles, CA 90071                     ChaseMellon Shareholder Services      Independent Auditors
Telephone 213 629-7000                    400 South Hope Street                 Deloitte & Touche LLP
Facsimile  213 629-2366                   Los Angeles, CA 90071                 Certified Public Accountants
www.zerocorp.com

Securities Listings

     The Company's common stock is traded on the New York Stock Exchange and the Pacific Exchange, Inc. under the ticker symbol ZRO.

Price Range of Common Stock

Dividends Paid (in $)

          FISCAL YEAR 1996                       FISCAL YEAR 1997                        FISCAL YEAR 1998
--------------------------------------------------------------------------------------------------------------------
  Q1       Q2        Q3        Q4        Q1        Q2        Q3        Q4        Q1        Q2        Q3        Q4

 .11      .11       .11       .11       .03       .03       .03       .03       .03       .03       .03       .03
--------------------------------------------------------------------------------------------------------------------